Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER ANY STATE SECURITIES LAW AND THIS NOTE MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE DEBTOR RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE DEBTOR, THAT SUCH REGISTRATION IS NOT REQUIRED.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) THE OBLIGATIONS EVIDENCED BY THIS INSTRUMENT ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT DATED AS OF SEPTEMBER 28, 2012 (AS AMENDED, RESTATED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) IN FAVOR OF FIRST FINANCIAL BANK, NATIONAL ASSOCIATION (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, AND THE OTHER HOLDERS, IF ANY, OF THE SENIOR OBLIGATIONS IDENTIFIED THEREIN) AND (II) THE RIGHTS OF THE HOLDER OF THIS INSTRUMENT HEREUNDER ARE SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THE SUBORDINATION AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SUBORDINATION AGREEMENT AND THE TERMS OF THIS INSTRUMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN.

EQM TECHNOLOGIES & ENERGY, INC.

AMENDED AND RESTATED CONVERTIBLE SUBORDINATED NOTE

$_______________	December 31, 2013

FOR VALUE RECEIVED, EQM TECHNOLOGIES & ENERGY, INC., a Delaware corporation (“Debtor”), promises to pay to the order of _____________ (the “Holder”), or its registered assigns, the principal amount of _____________ ($_____________), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts, together with interest as set forth herein (the “Loan”).

1.            Amendment and Restatement of Original Note.  This Note amends and restates in its entirety that certain Convertible Subordinated Note, dated May 13, 2011, issued by Debtor to the Holder in the original principal amount of _____________ ($_____________) (the “Original Note”).  Interest accrued under the Original Note prior to the date of this Note remains accrued and unpaid under this Note and does not constitute any part of the principal amount evidenced hereby.

2.            Payment of Interest and Principal on the Loan.  All unpaid principal, together with any then accrued and unpaid interest and any other amounts payable hereunder, shall be due and payable on April 30, 2015 (the “Maturity Date”).  If any payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States of America or the State of Delaware, or both, the due date thereof shall be extended to the next business day and interest shall be payable for any principal so extended for the period of such extension.  Payments of principal and interest are to be made at the address provided herein for the Holder (or at such other place as the Holder shall have notified the Debtor in writing at least five (5) days before such payment is due) or by wire transfer pursuant to the Holder’s written instructions.  Unless Debtor is otherwise notified by Holder in writing, all payments due hereunder shall be made to Holder at the address provided under Section 11(b) below.

3.            Ranking.  Payment of all or any portion of the outstanding principal amount of this Note and all interest hereon, including prepayments, shall be pari passu in right of payment and in all other respects to Debtor’s other Convertible Notes, as defined under that certain Convertible Note Purchase Agreement dated as of May 13, 2011 (the “Note Purchase Agreement”), by and between the Debtor and the Holder.  Payment of all or any portion of the outstanding principal amount of this Note and the other Convertible Notes, and all interest hereon and thereon, including prepayments, shall be junior and subordinated to the prior payment in full of the Senior Obligations.  Except with the consent of all holders of the Convertible Notes, Debtor shall not prepay any holder of any of the Convertible Notes.  In the event the Holder receives payments in excess of its pro rata share of the Debtor’s payments to the holders of all of the Convertible Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Convertible Notes and shall pay such amounts held in trust to such other holders pro rata upon demand by such holders.

4.            Interest.  (a)  Interest shall accrue on the unpaid principal balance of this Note at a rate of ten percent (10%) per annum for the period beginning on the date hereof and ending on May 13, 2014, and at a rate of fifteen percent (15%) per annum thereafter (the “Base Rate”).  Interest shall be calculated from and include the date hereof and shall be calculated on an actual/360-day basis.

(b)           Notwithstanding anything to the contrary contained herein, in no event shall this or any other provision herein permit the collection of any interest which would be usurious under applicable law.  If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid under this Note shall include amounts which by law are deemed interest and which would exceed the maximum rate permitted by law, Debtor stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Holder and Debtor or the holder of this Note, and the party receiving such excess payments shall promptly credit such excess (only to the extent such payments are in excess of the maximum rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Debtor.

5.            Conversion at the Option of the Holder.

(a)           At any time while any portion of the principal or interest of this Note is outstanding, the Holder may give Debtor written notice of its intention to convert (the “Voluntary Conversion”) all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into such number of shares of Debtor’s common stock, par value $0.001 per share (the “Common Stock”), equal to the amount to be converted divided by the Conversion Price in effect at such time (the “Conversion Shares”).  Upon receipt of the Holder’s written notice, Debtor shall cause certificates representing the Conversion Shares to be delivered to the Holder within five (5) business days of Debtor’s receipt of such notice.  The person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the applicable conversion notice is given.

(b)           The “Conversion Price” initially shall be $0.40 and shall be subject to adjustment as set forth below.  The Conversion Price shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting the Common Stock.

(c)           If Debtor shall at any time or from time to time after the date hereof issue or sell any additional shares of Common Stock, or other equity or debt securities convertible into Common Stock, in exchange for consideration in an amount per share of Common Stock (on an as converted basis, if applicable) less than the Conversion Price at the time such securities are issued or sold, then the Conversion Price immediately prior to such issue or sale shall be reduced to a price determined by dividing:

(i)            an amount equal to the sum of (A) the number of shares of Common Stock outstanding (on an as converted basis) immediately prior to such issue or sale multiplied by the then existing Conversion Price, plus (B) the consideration, if any, received by Debtor upon such issue or sale; by

(ii)           the total number of shares of Common Stock outstanding (on an as converted basis) immediately after such issue or sale.

(d)           In case of a Change of Control (as defined below), instead of receiving Conversion Shares upon conversion of this Note, the Holder shall have the right thereafter to receive the kind and amount of shares of stock and other securities, cash and property that the Holder would have owned or have been entitled to receive immediately after such Change of Control had the same portion of this Note been converted immediately prior to the effective date of such Change of Control and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 5 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities, cash and property thereafter deliverable in connection with this Note.  The provisions of this subsection shall similarly apply to successive Changes of Control.

“Change of Control” means that Debtor shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not Debtor is the surviving corporation) another person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Debtor to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination).

(e)           Debtor shall not issue fractional shares of Common Stock upon conversion of this Note; rather, Debtor shall round up the number of shares issued to the nearest whole number.

(f)           In the event of an adjustment to the Conversion Price, Debtor shall promptly deliver to the Holder a certificate, signed by Debtor’s Chief Financial Officer, setting forth the new Conversion Price and a calculation in reasonable detail of the adjustment to the Conversion Price.

(g)           Debtor shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of this Note; provided that Debtor shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

6.            Conversion at the Option of the Debtor.  At any time, if and only if the Common Stock has traded at an average price per share above two (2) times the Conversion Price for sixty (60) consecutive days, then in lieu of any cash payments, Debtor may, in full satisfaction of this Note, issue to the Holder (the “Maturity Date Conversion”) a certificate representing such number of shares of Common Stock as is equal to the quotient obtained by dividing (x) the entire principal amount of this Note then outstanding, plus all accrued but unpaid interest thereon, by (y) the Conversion Price in effect at such time.  The applicable provisions of Section 5 shall apply with equal force to the Maturity Date Conversion.

7.            Events of Default.  (a)  Acceleration.  Upon the occurrence of any of the following events (herein called “Events of Default”):

(i)           The Debtor shall fail to make full and timely payment of principal of or interest on this Note or any of the other Convertible Notes when due and such failure continues for a period of five (5) consecutive days;

(ii)           (A) The Debtor or any of its material subsidiaries shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy law, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (B) the Debtor or any of its material subsidiaries shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (C) the Debtor or any of its material subsidiaries shall apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (D) the Debtor or any of its material subsidiaries shall make a general assignment for the benefit of creditors;

(iii)          (A) The commencement of any proceedings or the taking of any other action against the Debtor or any of its material subsidiaries in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, or any other relief under any bankruptcy law or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or (B) the appointment of a receiver, conservator, trustee or similar officer for the Debtor or any of its material subsidiaries for any of its property; or (C) the issuance of a warrant of attachment, execution or similar process against any of the property of the Debtor or any of its material subsidiaries, and the continuance of any such events for 60 days undismissed, unbonded or undischarged; or

(iv)          The Debtor breaches any of its representations and warranties made under the Note Purchase Agreement; or

(v)           The Debtor shall fail to comply with any of its obligations under this Note (other than repayment) or the Note Purchase Agreement, which failure shall continue uncured for thirty (30) calendar days after notice thereof to the Debtor;

then, and in any such event, the Holder, at the Holder’s option and without written notice to the Debtor, may declare the entire principal amount of this Note then outstanding together with accrued unpaid interest thereon immediately due and payable, and the same shall forthwith become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.  The Events of Default listed herein are solely for the purpose of protecting the interests of the Holder of this Note.  If this Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of (x) the Base Rate plus two percent (2%) per annum or (y) the maximum interest rate permitted by applicable law.  To remove any doubt, for purposes of this Section 7, Environmental Quality Management, Inc. shall be deemed a “material subsidiary” of the Debtor.

(b)           Non-Waiver and Other Remedies.  No course of dealing or delay on the part of the Holder of this Note in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Note.  No remedy conferred in this Note or the Note Purchase Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or equity or by statute or otherwise.

(c)           Collection Costs; Attorney’s Fees.  In the case of an Event of Default, if this Note is turned over to an attorney for collection, the Debtor agrees to pay all reasonable costs of collection, including reasonable attorney’s fees and expenses and all out-of-pocket expenses incurred by the Holder in connection with such collection efforts, which amounts may, at the Holder’s option, be added to the principal hereof.

8.            Cancellation.  Upon full satisfaction of the Debtor’s obligations hereunder, the Holder shall promptly deliver or cause to be delivered to the Debtor this Note for cancellation.

9.            Amendment; Waiver.  This Note may not be amended or modified or the provisions hereof waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the party against whom such amendment, modification, or waiver is sought to be enforced; provided, however, that with respect to the Holder, amendments, modifications and waivers that are consented to in writing by the holders of at least two-thirds (2/3) of the principal amount of the Convertible Notes then outstanding (the “Requisite Approval”) shall be binding upon the Holder.  All of the terms and provisions of this Note shall be applicable to and binding upon each and every maker, Holder, endorser, surety, guarantor and all other persons who are or may become liable for the payment hereof and their respective successors and assigns.  The exercise of any remedies under this Note may be made, only with the Requisite Approval.

10.           Lost Documents.  Upon receipt by the Debtor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of such note, if mutilated, the Debtor will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the original date of the original note.

11.           Miscellaneous.

(a)           Severability.  In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(b)           Notices and Addresses.  All notices, offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by FedEx or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To Holder:	_____________
_____________
Fax: ________

To the Debtor:	EQM Technologies & Energy, Inc.
1800 Carillon Boulevard
Cincinnati, Ohio 45240
Fax: (513) 825-7495

With a copy to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam Finerman, Esq.
Fax: (212) 451-2222

or to such other address as any of them, by notice to the others may designate from time to time.  Time shall be counted to, or from, as the case may be, the delivery in person or five (5) business days after mailing.

(c)           Governing Law.  This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder, whether relating to its execution, its validity, the obligations provided therein or performance, shall be governed and interpreted according to the law of the State of Delaware, without regard to principals of conflicts of law.

(d)           Binding Effect; Assignment.  This Note and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Note nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by the parties hereto without the prior written consent of the other party.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(e)           Jurisdiction and Venue.  Each of the Holder and the Debtor (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in the courts of the State of Delaware, (ii) waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consent to the jurisdiction of the courts of the State of Delaware in any such suit, action or proceeding, and further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agree that service of process upon them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding.

(f)           Section Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

(g)           Waiver of Presentment.  Debtor and each surety, endorser and guarantor hereof hereby waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law, except for those notices expressly provided for herein.  No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note, except in accordance with the Subordination Agreement, shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Debtor under this Note.

(h)           Forbearance.  Any forbearance by the holder of this Note in exercising any right or remedy hereunder or under any other agreement or instrument in connection with the Loan or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of any right or remedy by the holder of this Note.  The acceptance by the holder of this Note of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right of the holder of this Note to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

(i)           Acceleration.  At the election of the holder of this Note, all payments due hereunder may be accelerated, and this Note shall become immediately due and payable without notice or demand, upon the occurrence of an Event of Default under this Note, which default is not cured within any grace period expressly provided therefor.  In addition to the rights and remedies provided herein, the holder of this Note may exercise any other right or remedy in any other document, instrument or agreement evidencing or otherwise relating to the indebtedness evidenced hereby in accordance with the terms thereof, or under applicable law, all of which rights and remedies shall be cumulative.

(j)           Construction.  This Note shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

[SIGNATURE PAGE OF EQM TECHNOLOGIES & ENERGY, INC.
AMENDED AND RESTATED CONVERTIBLE SUBORDINATED NOTE]

IN WITNESS WHEREOF, the Debtor has caused this Note to be made and issued in its name on the date specified above.

EQM TECHNOLOGIES & ENERGY, INC.

By:
Name:	Robert R. Galvin
Title:	Chief Financial Officer